SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 2, 2004

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF AN ACQUISITION OR DISPOSITION
ITEM 2.03. MATERIAL FINANCIAL OBLIGATION
SIGNATURE

ITEM 2.01. COMPLETION OF AN ACQUISITION OR DISPOSITION

On September 2, 2004, Ashford Hospitality Trust, Inc. (the “Company”) closed on its acquisition of nine hotel properties from Dunn Hospitality Group (“Dunn”) for approximately $62.0 million, which includes approximately $59.0 million in cash plus approximately $3.0 million worth of limited partnership units (333,333 units at $9.0 per unit). The purchase price was the result of an arms’ length negotiation. The nine acquired hotel properties are described below:

•	Hampton Inn, Evansville, Indiana

•	Hampton Inn, Terre Haute, Indiana

•	Hampton Inn, Horse Cave, Kentucky

•	Fairfield Inn, Evansville, Indiana

•	Fairfield Inn, Princeton, Indiana

•	Courtyard by Marriott, Bloomington, Indiana

•	Courtyard by Marriott, Columbus, Indiana

•	Courtyard, Louisville, Kentucky

•	Residence Inn, Evansville, Indiana

ITEM 2.03. MATERIAL FINANCIAL OBLIGATION

On September 2, 2004, the Company completed a $210.0 million term loan, secured by 25 hotel properties, at an interest rate of LIBOR plus 1.95%. The term loan matures September 2006, with three one-year extension options, requires interest-only payments due monthly, and requires a 1% origination fee.

The Company used proceeds from the facility to repay two mortgage notes payable totaling approximately $26.0 million at an interest rate of LIBOR plus 3.5%, repay a $31.0 million mortgage note payable at an interest rate of LIBOR plus 3.25%, pay down its $60.0 million credit facility, at an interest rate of LIBOR plus 3.25%, by approximately $57.0 million, and partially repay another mortgage note payable, at an interest rate of LIBOR plus 3.5%, by approximately $10.0 million. The remainder of the proceeds will be used to fund future acquisitions.

On September 2, 2004, the Company also purchased a 6.0% LIBOR cap with respect to the entire $210.0 million debt facility, and sold a 6.0% LIBOR cap related to $105.0 million of the facility. Both interest rate caps mature October 2, 2006. Also on September 2, 2004, the Company executed a stair-stepped, floating-to-fixed-rate interest rate swap for $105.0 million of this facility at an average interest rate of 4.9% over the term of the swap, which matures March 1, 2007.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2004

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer